                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 333-108506-01
               Long Beach Acceptance Auto Receivables Trust 2004-A

             1 Mack Centre Drive, Paramus, NJ 07652; (201)-262-5222
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Class A-1 Notes 1.503% Asset Backed Notes
                    Class A-2 Notes 2.841% Asset Backed Notes
            (Title of each Class of securities covered by this Form)

                                      None
               (Title of all other securities for which a duty to
               file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]        Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:

Class A-1 Notes:         6
Class A-2 Notes:         9

Pursuant to the requirements of the Securities Exchange Act of 1934, Long Beach
Acceptance Auto Receivables Trust 2004-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

LONG BEACH ACCEPTANCE AUTO RECEIVABLES TRUST 2004-A

By:  Long Beach Acceptance Corp., as Servicer

/s/ Michael J. Pankey
---------------------------------------
    Michael J. Pankey
    Executive Vice President and Chief Financial Officer   Dated: April 14, 2005